Exhibit 99.1
Vail Resorts, Inc.
For Immediate Release
News Release

Vail Resorts Contacts:
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com
Investor Relations:  Jeff Jones, CFO, (303) 404-1802, jwjones@vailresorts.com

Vail Resorts Announces Strong Fiscal 2007 Year-End Results

●	Net income of $61.4 million for fiscal 2007, 34.2% higher than last fiscal year.
●	Resort Reported EBITDA of $225.9 million for fiscal 2007, 16.3% higher than last fiscal year.
●	Resort Revenue of $827.8 million for fiscal 2007, 6.6% higher than last fiscal year.

BROOMFIELD, Colo. - September 27, 2007 - Vail Resorts, Inc. (NYSE: MTN) announced today financial results for the fiscal year ended July 31, 2007, including financial results for the fiscal fourth quarter.
The Company uses the term “Reported EBITDA” and “Reported EBITDA excluding stock-based compensation” when reporting financial results in accordance with Securities and Exchange Commission rules regarding the use of non-GAAP financial measures.  The Company defines Reported EBITDA as segment net revenue less segment operating expense plus segment equity investment income or loss.

FISCAL YEAR 2007 PERFORMANCE
Mountain Segment
Mountain revenue grew $44.9 million, or 7.2%, for the twelve months ended July 31, 2007, to $665.4 million from $620.4 million for the 2006 fiscal year.  Mountain expense increased $19.6 million, or 4.4%, to $462.7 million.  Mountain Reported EBITDA in the 2007 fiscal year grew $26.5 million, or 14.6%, to $207.7 million compared to $181.2 million for the 2006 fiscal year.

Lodging Segment
Lodging revenue increased $6.6 million, or 4.3%, for the twelve months ended July 31, 2007, to $162.5 million from $155.8 million for the 2006 fiscal year.  Lodging expense increased $1.6 million, or 1.1%, to $144.3 million.  For fiscal year 2006, the Lodging segment included revenue of $5.2 million and operating expenses of $4.5 million related to Snake River Lodge & Spa (“SRL&S”), which was sold in January 2006.  Additionally, revenue for the twelve months ended July 31, 2007, included $5.4 million of fees primarily associated with the termination of the management agreements at The Equinox as a result of the sale of the hotel by the hotel owner and at The Lodge at Rancho Mirage in conjunction with the closing of the hotel as part of a redevelopment plan by the current hotel owner (both pursuant to the terms of the management agreements).  Lodging Reported EBITDA in the 2007 fiscal year grew $5.1 million, or 38.8%, to $18.2 million compared to $13.1 million for the 2006 fiscal year.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $51.6 million, or 6.6%, for the twelve months ended July 31, 2007, to $827.8 million from $776.2 million for the 2006 fiscal year.  Resort expense increased $21.2 million, or 3.6%, to $607.0 million.  Resort Reported EBITDA in the 2007 fiscal year increased $31.6 million to $225.9 million, a 16.3% increase over the 2006 fiscal year.  Resort Reported EBITDA excluding stock-based compensation increased $31.5 million, or 15.8%, to $230.8 million.

Real Estate Segment
Real Estate revenue increased $50.1 million, or 80.0%, for the twelve months ended July 31, 2007, to $112.7 million from $62.6 million for the 2006 fiscal year.  Real Estate expense increased 103.2% to $115.2 million.  Real Estate Reported EBITDA in the 2007 fiscal year decreased $9.2 million, or 136.9%, to a loss of $2.5 million compared to a profit of $6.7 million in the 2006 fiscal year.

Total Performance – Fiscal Year
Total revenue increased $101.7 million, or 12.1%, for the twelve months ended July 31, 2007, to $940.5 million from $838.9 million for the 2006 fiscal year.  Income from operations for the year increased $22.9 million, or 21.7%, to $128.2 million.  The Company recorded total pre-tax stock-based compensation expense of $7.0 million in the twelve months ended July 31, 2007, compared to $6.5 million for the twelve months ended July 31, 2006.
The Company reported net income of $61.4 million, or $1.56 per diluted share, for the 2007 fiscal year compared to net income of $45.8 million, or $1.19 per diluted share, for the 2006 fiscal year.  Excluding stock-based compensation expense, the Company’s net income for the 2007 fiscal year would have been $65.8 million, or $1.67 per diluted share, compared to net income of $49.8 million excluding stock-based compensation, or $1.29 per diluted share, for the 2006 fiscal year.

FOURTH QUARTER PERFORMANCE
Mountain Segment
Mountain revenue decreased $0.7 million, or 1.8%, in the fourth quarter of fiscal 2007 to $38.5 million from $39.2 million for the comparable quarter last fiscal year.  Mountain expense decreased $0.4 million, or 0.5%, to $70.4 million.  Mountain Reported EBITDA was flat at a loss of $30.8 million compared to the comparable quarter last fiscal year.

Lodging Segment
Lodging revenue increased $3.1 million, or 7.3%, in the fourth quarter of fiscal 2007 to $45.6 million from $42.5 million for the comparable quarter last fiscal year.  Lodging expense increased $4.4 million, or 10.5%, to $46.0 million.  Lodging Reported EBITDA decreased $1.3 million, or 149.3%, to a loss of $0.4 million compared to a profit of $0.8 million for the comparable quarter last fiscal year.

Resort – Combination of Mountain and Lodging Segments
Resort revenue, the combination of Mountain and Lodging revenue, increased $2.4 million, or 3.0%, in the fourth quarter of fiscal 2007 to $84.1 million from $81.6 million for the comparable quarter last fiscal year.  Resort expense increased $4.0 million, or 3.6%, to $116.4 million.  Fourth fiscal quarter Resort Reported EBITDA decreased $1.3 million to a loss of $31.2 million, a 4.3% decrease over the comparable quarter last fiscal year.  Resort Reported EBITDA excluding stock-based compensation decreased $1.7 million, or 5.9%, to $30.2 million.

Real Estate Segment
Real Estate revenue decreased $29.9 million, or 70.7%, in the fourth quarter of fiscal 2007 to $12.4 million from $42.4 million for the comparable quarter last fiscal year.  Real Estate expense decreased 59.2% to $13.4 million.  Real Estate Reported EBITDA for the fourth quarter of fiscal 2007, decreased $11.2 million, or 109.6%, to a loss of $1.0 million compared to a profit of $10.2 million in the comparable quarter last fiscal year.

Total Performance – Fourth Quarter
Total revenue decreased $27.5 million, or 22.2%, in the fourth quarter of fiscal 2007 to $96.5 million from $124.0 million for the comparable quarter last fiscal year.  Loss from operations for the quarter increased $9.8 million, or 21.8%, to $54.9 million.  The Company recorded total pre-tax stock-based compensation expense of $1.5 million in the three months ended July 31, 2007, compared to $1.8 million for the three months ended July 31, 2006.
The Company reported fourth quarter fiscal 2007 net loss of $34.3 million, or $0.88 per diluted share, compared to net loss of $31.3 million, or $0.80 per diluted share, for the same quarter last fiscal year.  Excluding stock-based compensation expense, the Company’s net loss for the fourth quarter of fiscal 2007 would have been $33.4 million, or $0.85 per diluted share, compared to net loss of $30.1 million excluding stock-based compensation, or $0.78 per diluted share, for the same quarter last fiscal year.

Business Commentary and Outlook
Robert Katz, Chief Executive Officer, commented, “I am very pleased with our fiscal 2007 results.  Our seasonally low fourth quarter results were clearly in-line with our expectations and most importantly our full fiscal year 2007 results produced a 34.2% improvement in net income.  This was primarily achieved due to extremely strong Resort results with Resort Reported EBITDA up 16.3% for the year.  The favorable Resort results were driven by a 7.0% increase in destination visitation at our Colorado mountain resorts, a 10.3% increase in effective ticket price (“ETP”) for all of our resorts, a 17.7% increase in season pass revenue, corresponding strong revenue increases in our ancillary businesses including ski school, dining and retail/rental and an 8.5% and 9.5% increase in average daily rates and revenue per available room, respectively, at our lodging properties on a same store basis and despite some challenging weather conditions, especially at our Heavenly resort.  Specifically in our Mountain segment, these metrics helped produce a 7.2% increase in revenue and very strong flow through leading to a 14.6% increase in EBITDA compared to the prior fiscal year.  For the 2006/2007 ski season, Breckenridge, Vail and Keystone were the three most visited ski resorts in the United States, and Heavenly and Beaver Creek also were in the top ten.  All five resorts also again finished in the top 20 Ski Magazine rankings.  Our Company’s mission is Extraordinary Resorts – Exceptional Experiences.  The quality rankings are a testament to our passionate employee base creating the top-notch service levels our guests enjoy, together with the iconic nature of our resorts themselves.  The resorts are further enhanced by our continuous capital investments, including our significant base area improvements driven by our real estate development.  The continuous growth in ETP is certainly a strong indication that our guests see value in everything we put into the experience and the investments we make at our resorts.  The guest experience is also greatly enhanced by our Lodging segment.  The Lodging results for fiscal 2007, with Reported EBITDA up 38.8% were a reflection of the strong performance from our owned or managed hotels and condominiums at the base of our Colorado resorts, which leveraged the positive destination visitation trends in our Mountain segment.  Our Lodging results also included revenue associated with termination fees, reflective of the transition of replacing a few previously managed lodging properties outside of our mountain resorts with several recently announced new RockResorts luxury resorts in truly iconic locations.”
Katz added, “While fiscal 2007 was certainly a success for Vail Resorts, we are currently busy looking to make fiscal 2008 and beyond even more successful.  With our marketing activities in full force, we are well underway on our sales of season passes, which in fiscal 2007 comprised approximately 25% of our total lift revenue.  Our season pass sales to date for the 2007/2008 season have increased 4% in units and 16% in sales dollars, over the same period last year.  We believe that the increase in season pass sales at this point in our selling process is in large part due to a higher number of earlier renewals, combined with an 11% increase in effective pass price to date.  In addition, bookings through our central reservations systems for our five mountain resorts are up 3% in room nights and 13% in sales dollars over the same time last year.  Both of these metrics are early performance indicators as we continue to build momentum for the approaching winter season.”
Commenting on what is new for the upcoming 2007/2008 ski season, Katz said, “We have also been focused this summer on making significant capital investments in our Resorts.  This season, we open Beaver Creek’s Buckaroo Express Gondola, the new children’s gondola, that will further enhance what is arguably the premier children’s ski and snowboard school in North America; unveil Vail’s two new high-speed quad chairlifts replacing chairs 10 and 14, which will allow more convenient and faster access to its Back Bowls, Blue Sky Basin and Two Elk Restaurant; and open Heavenly’s new high-speed Olympic Express chairlift, which will provide access to hundreds of acres of tree and glades skiing in the North Bowl area and their new Heavenly Sky Flyer, which will take people on a 50-mile-an-hour zip line ride right into a spectacular view of Lake Tahoe.  With these and many other capital investment projects, we lead the way in offering our guests a truly unique experience.”
Turning to real estate, Katz said, “Our real estate development projects provide us with an opportunity to reshape the landscape at the base of our mountain resorts and drive our guest experience.  Fiscal 2008 will mark an exciting time for our Company as we begin to transition from construction of our vertical real estate development projects to closing on these projects.  Not only do these developments expand the destination bed base for our mountain resorts, they often include a number of amenities, which also benefit our resorts.  We have 100% of the units at both The Arrabelle and The Lodge at Vail Chalets projects under contract; and in fiscal 2008, we expect that we will close on all of The Arrabelle units and a portion of The Lodge at Vail Chalets, with the remainder of The Chalets closing in early fiscal 2009.  January 2008 will mark the grand opening of The Arrabelle’s hotel and commercial components.  In addition to world class skiing and snowboarding accessed via the gondola just steps away, lodging guests at The Arrabelle will experience the highest level of amenities and services.  The marketing of The Ritz-Carlton Residences, Vail continues with 71 whole ownership two- to six-bedroom condominium units and 45 fractional ownership units.  We currently have a total of 46 whole ownership units and all 45 fractional units under contract, representing 66% of total expected revenue.  At our Crystal Peak Lodge development on Peak 7 in Breckenridge, we have 45 of the 46 units under contract and construction is underway.  This winter, we plan to begin marketing the first building of One Ski Hill Place at Breckenridge Peak 8, the first in a phased five to six building multi-use development, with the first building including 90 ski-in/ski-out residences ranging from studio to four-bedroom with approximately 102,000 saleable residential square feet.”
As an update on the Vail Mountain Club, Katz added, “The marketing of the Vail Mountain Club, an exclusive private club steps from the Vista Bahn Express lift, is on-going with activity expected to intensify in the winter months.  To date, we have sold 110 full memberships, which include parking privileges, and an additional 123 social memberships, which exclude parking representing total sales commitments of $39.9 million of total proceeds when paid in full.”
On the Company’s lodging business, Katz commented, “We are excited with the recent announced expansions of our RockResorts luxury hotel portfolio including the addition of The Landings St. Lucia, located on Rodney Bay, St. Lucia, in the West Indies.  RockResorts will manage the resort operations including 231 luxury suites ranging from 900 to 2,300 square feet, spa facilities and restaurants as well as the resort's private yacht harbor and beach club.  The Landings St. Lucia will open in four phases, with phase one scheduled to open in December 2007.  We continue to seek select opportunities to manage properties of distinction outside of our mountain resorts not only in the United States, but also into the Caribbean and other warm weather destinations, as we further diversify the incredible landscapes and experiences available within our collection of world-class resorts.”
Katz said, “We would like to take this opportunity to announce our guidance for fiscal 2008.  We expect to continue to drive year-over-year performance and are very optimistic for the upcoming season as we conclude another record fiscal year.  Based on our current estimates, we expect full year Resort Reported EBITDA, the combination of our Mountain and Lodging segments, to range from $239 million to $249 million and Resort Reported EBITDA excluding stock-based compensation expense to range from $245 million to $255 million.  The Resort guidance includes a range for Mountain Reported EBITDA of $228 million to $238 million and Mountain Reported EBITDA excluding stock-based compensation expense of $233 million to $243 million, while we expect Lodging Reported EBITDA to range from $8 million to $14 million and Lodging Reported EBITDA excluding stock-based compensation expense expected to range from $9 million to $15 million.  Real Estate Reported EBITDA is expected to range from $54 million to $60 million and Real Estate Reported EBITDA excluding stock-based compensation expense is expected to range from $57 million to $63 million.  Based on our current estimates, we expect net income to range from $112 million to $122 million and net income excluding stock-based compensation expense to range from $117 million to $127 million.  This includes an assumption that we will receive payment of the arbitration award in fiscal 2008 relating to the termination of RockResorts’ Cheeca Lodge & Spa management agreement. Katz concluded, “In August 2007, we continued our previously announced share repurchase program, resulting in the repurchase of 232,504 shares at an average price of $50.31 for a total amount of $11.7 million.  Since inception of this program in fiscal 2006, the Company has repurchased 906,004 shares at an average price of $41.44 for a total amount of approximately $37.5 million, with 2,093,996 shares remaining available under the existing repurchase authorization.  Our purchases under this program are reviewed with our Board quarterly and are based on a number of factors as we evaluate the appropriate uses of our excess cash, including but not limited to the share repurchase program.”

CONFERENCE CALL
For further discussion of the contents of this press release, please listen to our live webcast today at 11:00 am EDT, available at www.vailresorts.com in the Investor Relations section.  In order to access the non-GAAP financial information that will be referenced on the call, click on www.vailresorts.com/investors.

ANNUAL REPORT ON FORM 10-K
The Company today will file its Annual Report on Form 10-K for the fiscal year ended July 31, 2007, with the Securities and Exchange Commission, which report will be made available on the Company’s website in the SEC Filings section in the Investor Relations section of our website at www.vailresorts.com.  Additionally, stockholders may receive a hard copy of the Annual Report on Form 10-K, which includes the Company’s audited financial statements, free of charge upon request. Written requests should be sent to the attention of the Corporate Secretary at Vail Resorts Inc., 390 Interlocken Crescent, Suite 1000, Broomfield, Colorado 80021.

Vail Resorts, Inc. is the leading mountain resort operator in the United States.  The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada and the Grand Teton Lodge Company in Jackson Hole, Wyoming.  The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States and the Caribbean.  Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc.  Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN).  The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
***
Statements in this press release, other than statements of historical information, are forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  Such risks and uncertainties include but are not limited to: economic downturns; terrorist acts upon the United States; threat of or actual war; unfavorable weather conditions; our ability to obtain financing on terms acceptable to us to finance our real estate investments, capital expenditures and growth strategy; our ability to continue to grow our resort and real estate operations; competition in our mountain and lodging businesses; our ability to hire and retain a sufficient seasonal workforce; our ability to successfully initiate and/or complete real estate development projects and achieve the anticipated financial benefits from such projects; implications arising from new Financial Accounting Standards Board (“FASB”)/governmental legislation, rulings or interpretations; our reliance on government permits or approvals for our use of federal land or to make operational improvements; our ability to integrate and successfully operate future acquisitions; and adverse consequences of current or future legal claims.  All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements.  All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.  Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	July 31,
	2007	2006
Net revenue:
Mountain	$38,475	$39,163
Lodging	45,604	42,486
Real estate	12,436	42,378
Total net revenue	96,515	124,027
Operating expense:
Mountain	70,353	70,729
Lodging	46,019	41,644
Real estate	13,420	32,853
Total segment operating expense	129,792	145,226
Other operating (expense) income:
Depreciation and amortization	(20,807)	(22,802)
Relocation and separation charges	(32)	(1,317)
Asset impairment charge	--	(75)
Mold remediation credit	--	559
Loss on disposal of fixed assets, net	(751)	(200)
Loss from operations	(54,867)	(45,034)
Mountain equity investment income, net	1,068	792
Real estate equity investment loss	--	711
Investment income	3,588	2,605
Interest expense, net	(7,739)	(8,690)
Loss on sale of business	(38)	--
Contract dispute charges	(181)	(2,466)
Loss on put option, net	--	(1,133)
Minority interest in loss of consolidated subsidiaries, net	1,903	1,965
Loss before benefit for income taxes	(56,266)	(51,250)
Benefit for income taxes	21,944	19,987
Net loss	$(34,322)	$(31,263)

Per share amounts:
Basic net loss per share	$(0.88)	$(0.80)
Diluted net loss per share	$(0.88)	$(0.80)

Other Data:
Mountain Reported EBITDA	$(30,810)	$(30,774)
Mountain Reported EBITDA excluding stock-based compensation	$(30,051)	$(29,742)
Lodging Reported EBITDA	$(415)	$842
Lodging Reported EBITDA excluding stock-based compensation	$(183)	$1,193
Resort Reported EBITDA	$(31,225)	$(29,932)
Resort Reported EBITDA excluding stock-based compensation	$(30,234)	$(28,549)
Real Estate Reported EBITDA	$(984)	$10,236
Real Estate Reported EBITDA excluding stock-based compensation	$(451)	$10,677

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Twelve Months Ended
	July 31,
	2007	2006
Net revenue:
Mountain	$665,377	$620,441
Lodging	162,451	155,807
Real estate	112,708	62,604
Total net revenue	940,536	838,852
Operating expense:
Mountain	462,708	443,116
Lodging	144,252	142,693
Real estate	115,190	56,676
Total segment operating expense	722,150	642,485
Other operating (expense) income:
Depreciation and amortization	(87,664)	(86,098)
Relocation and separation charges	(1,433)	(5,096)
Asset impairment charges	--	(210)
Mold remediation credit	--	1,411
Loss on disposal of fixed assets, net	(1,083)	(1,035)
Income from operations	128,206	105,339
Mountain equity investment income, net	5,059	3,876
Real estate equity investment income	--	791
Investment income	12,403	7,995
Interest expense, net	(32,625)	(36,478)
(Loss) gain on sale of businesses, net	(639)	4,625
Contract dispute charges	(4,642)	(3,282)
Gain (loss) on put options, net	690	(1,212)
Other income, net	--	50
Minority interest in income of consolidated subsidiaries, net	(7,801)	(6,694)
Income before provision for income taxes	100,651	75,010
Provision for income taxes	(39,254)	(29,254)
Net income	$61,397	$45,756

Per share amounts:
Basic net income per share	$1.58	$1.21
Diluted net income per share	$1.56	$1.19

Other Data:
Mountain Reported EBITDA	$207,728	$181,201
Mountain Reported EBITDA excluding stock-based compensation	$211,552	$184,886
Lodging Reported EBITDA	$18,199	$13,114
Lodging Reported EBITDA excluding stock-based compensation	$19,290	$14,448
Resort Reported EBITDA	$225,927	$194,315
Resort Reported EBITDA excluding stock-based compensation	$230,842	$199,334
Real Estate Reported EBITDA	$(2,482)	$6,719
Real Estate Reported EBITDA excluding stock-based compensation	$(399)	$8,223

Vail Resorts, Inc.
Resort Revenue by Business Line and Skier Visits
(In thousands, except effective ticket price (“ETP”))
(Unaudited)

	Three Months Ended		Percentage	Twelve Months Ended
	July 31,		Increase	July 31,		Percentage
	2007	2006	(Decrease)	2007	2006	Increase
Business Line
Lift tickets	$--	$--	na	$286,997	$263,036	9.1%
Ski school	--	--	na	78,848	72,628	8.6%
Dining	4,675	3,912	19.5%	59,653	56,657	5.3%
Retail/rental	19,332	17,641	9.6%	160,542	149,350	7.5%
Other	14,468	17,610	(17.8)%	79,337	78,770	0.7%
Total Mountain Revenue	$38,475	$39,163	(1.8)%	$665,377	$620,441	7.2%

Total Lodging Revenue	$45,604	$42,486	7.3%	$162,451	$155,807	4.3%

Total Resort Revenue	$84,079	$81,649	3.0%	$827,828	$776,248	6.6%

	Twelve Months Ended		Percentage
	July 31,		Increase
	2007	2006	(Decrease)
Skier Visits
Breckenridge	1,650	1,620	1.9%
Vail	1,608	1,676	(4.1)%
Keystone	1,171	1,094	7.0%
Heavenly	900	1,023	(12.0)%
Beaver Creek	890	875	1.7%
Total Skier Visits	6,219	6,288	(1.1)%

ETP	$46.15	$41.83	10.3%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2007	2006
Real estate held for sale and investment	$357,586	$259,384
Total stockholders' equity	714,039	642,777

Long-term debt	593,733	525,313
Long-term debt due within one year	377	5,915
Total debt	594,110	531,228
Less: cash and cash equivalents	230,819	191,794
Net debt	$363,291	$339,434

Reconciliation of Non-GAAP Financial Measures

Resort, Mountain, Lodging and Real Estate Reported EBITDA and Resort, Mountain, Lodging and Real Estate Reported EBITDA excluding stock-based compensation have been presented herein as measures of the Company's financial operating performance.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt (defined as long-term debt plus long-term debt due within one year less cash and cash equivalents) are not measures of financial performance or liquidity under accounting principles generally accepted in the United States of America ("GAAP"), and they might not be comparable to similarly titled measures of other companies.  Reported EBITDA, Reported EBITDA excluding stock-based compensation and Net Debt do not purport to represent cash flows generated by operating, investing or financing activities or other financial statement data and should not be considered in isolation or as a substitute for measures of financial performance or liquidity prepared in accordance with GAAP.  The Company believes that Reported EBITDA and Reported EBITDA excluding stock-based compensation are indicative measures of the Company's operating performance, and each similar to performance metrics generally used by investors to evaluate companies in the resort and lodging industries.  The Company primarily uses Reported EBITDA excluding stock-based compensation targets in determining management bonuses.

Presented below is a reconciliation of Reported EBITDA and Reported EBITDA excluding stock-based compensation to net income (loss) for the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2007 and 2006.

	(In thousands)
	Three Months Ended
	July 31,
	(Unaudited)
	2007	2006
Mountain revenue, net	$38,475	$39,163
Mountain operating expense excluding stock-based compensation	(69,594)	(69,697)
Mountain equity investment income, net	1,068	792
Mountain Reported EBITDA excluding stock-based compensation	(30,051)	(29,742)
Mountain stock-based compensation	(759)	(1,032)
Mountain Reported EBITDA	(30,810)	(30,774)

Lodging revenue, net	45,604	42,486
Lodging operating expense excluding stock-based compensation	(45,787)	(41,293)
Lodging Reported EBITDA excluding stock-based compensation	(183)	1,193
Lodging stock-based compensation	(232)	(351)
Lodging Reported EBITDA	(415)	842

Resort Reported EBITDA excluding stock-based compensation*	(30,234)	(28,549)
Resort Reported EBITDA*	(31,225)	(29,932)

Real Estate revenue, net	12,436	42,378
Real Estate operating expense excluding stock-based compensation	(12,887)	(32,412)
Real Estate equity investment loss	--	711
Real Estate Reported EBITDA excluding stock-based compensation	(451)	10,677
Real Estate stock-based compensation	(533)	(441)
Real Estate Reported EBITDA	(984)	10,236
Total Reported EBITDA	(32,209)	(19,696)
Depreciation and amortization	(20,807)	(22,802)
Relocation and separation charges	(32)	(1,317)
Asset impairment charge	--	(75)
Mold remediation credit	--	559
Loss on disposal of fixed assets, net	(751)	(200)
Investment income	3,588	2,605
Interest expense, net	(7,739)	(8,690)
Loss on sale of business	(38)	--
Contract dispute charges	(181)	(2,466)
Loss on put option, net	--	(1,133)
Minority interest in loss of consolidated subsidiaries, net	1,903	1,965
Loss before benefit for income taxes	(56,266)	(51,250)
Benefit for income taxes	21,944	19,987
Net loss	$(34,322)	$(31,263)
* Resort represents the sum of Mountain and Lodging

	(In thousands)
	Twelve Months Ended
	July 31,
	(Unaudited)
	2007	2006
Mountain revenue, net	$665,377	$620,441
Mountain operating expense excluding stock-based compensation	(458,884)	(439,431)
Mountain equity investment income, net	5,059	3,876
Mountain Reported EBITDA excluding stock-based compensation	211,552	184,886
Mountain stock-based compensation	(3,824)	(3,685)
Mountain Reported EBITDA	207,728	181,201

Lodging revenue, net	162,451	155,807
Lodging operating expense excluding stock-based compensation	(143,161)	(141,359)
Lodging Reported EBITDA excluding stock-based compensation	19,290	14,448
Lodging stock-based compensation	(1,091)	(1,334)
Lodging Reported EBITDA	18,199	13,114

Resort Reported EBITDA excluding stock-based compensation*	230,842	199,334
Resort Reported EBITDA*	225,927	194,315

Real Estate revenue, net	112,708	62,604
Real Estate operating expense excluding stock-based compensation	(113,107)	(55,172)
Real Estate equity investment income	--	791
Real Estate Reported EBITDA excluding stock-based compensation	(399)	8,223
Real Estate stock-based compensation	(2,083)	(1,504)
Real Estate Reported EBITDA	(2,482)	6,719
Total Reported EBITDA	223,445	201,034
Depreciation and amortization	(87,664)	(86,098)
Relocation and separation charges	(1,433)	(5,096)
Asset impairment charges	--	(210)
Mold remediation credit	--	1,411
Loss on disposal of fixed assets, net	(1,083)	(1,035)
Investment income	12,403	7,995
Interest expense, net	(32,625)	(36,478)
(Loss) gain on sale of businesses, net	(639)	4,625
Contract dispute charges	(4,642)	(3,282)
Gain (loss) on put options, net	690	(1,212)
Other income, net	--	50
Minority interest in income of consolidated subsidiaries, net	(7,801)	(6,694)
Income before provision for income taxes	100,651	75,010
Provision for income taxes	(39,254)	(29,254)
Net income	$61,397	$45,756
* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income (loss) excluding stock-based compensation, tax effected, to net income (loss) of the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2007 and 2006.  Also presented is a reconciliation of net income (loss) per diluted share excluding stock-based compensation, tax effected, to net income (loss) per diluted share of the Company calculated in accordance with GAAP for the three and twelve months ended July 31, 2007 and 2006.  The Company has presented these non-GAAP measures as it believes that this presentation provides a more comparable measure of the Company's historical results from ongoing operations for the three and twelve months ended July 31, 2007 and July 31, 2006 to prior periods.

	Three Months Ended
	July 31,
	(Unaudited)
(In thousands, except per share amounts)	2007	2006
Net loss excluding stock-based compensation	$(33,370)	$(30,124)
Stock-based compensation expense, before benefit from income taxes	(1,524)	(1,824)
Adjustment for benefit from income taxes	572	685
Net loss	$(34,322)	$(31,263)

Diluted net loss per share excluding stock-based compensation	$(0.85)	$(0.78)
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.04)	(0.04)
Adjustment for benefit from income taxes, per diluted common share	0.01	0.02
Diluted net loss per share	$(0.88)	$(0.80)

	Twelve Months Ended
	July 31,
	(Unaudited)
(In thousands, except per share amounts)	2007	2006
Net income excluding stock-based compensation	$65,767	$49,829
Stock-based compensation expense, before benefit from income taxes	(6,998)	(6,523)
Adjustment for benefit from income taxes	2,628	2,450
Net income	$61,397	$45,756

Diluted net income per share excluding stock-based compensation	$1.67	$1.29
Stock-based compensation expense per diluted common share, before benefit
from income taxes	(0.18)	(0.17)
Adjustment for benefit from income taxes, per diluted common share	0.07	0.07
Diluted net income per share	$1.56	$1.19

A reconciliation of the low and high ends of the forecasted guidance range given for Reported EBITDA and Reported EBITDA excluding stock-based compensation for the Company's fiscal year ending July 31, 2008 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2008
	Low End Range	High End Range
Resort Reported EBITDA excluding stock-based compensation(1)	$245,000	$255,000
Resort segment stock-based compensation	(6,000)	(6,000)
Resort Reported EBITDA(1)	239,000	249,000
Real Estate Reported EBITDA excluding stock-based compensation	57,000	63,000
Real Estate segment stock-based compensation	(3,000)	(3,000)
Real Estate Reported EBITDA	54,000	60,000
Total Reported EBITDA	293,000	309,000
Depreciation and amortization	(89,000)	(88,000)
Loss on disposal of fixed assets, net	(1,000)	(1,000)
Investment income	13,200	13,200
Interest expense, net	(34,200)	(33,800)
Contract dispute credit, net(2)	8,500	8,500
Minority interest in income of consolidated subsidiaries, net	(6,300)	(7,100)
Income before provision for income taxes	184,200	200,800
Provision for income taxes	(72,200)	(78,800)
Net income	$112,000	$122,000

(1)
Resort represents the sum of Mountain and Lodging. The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined.  Readers are cautioned to recognize that the low end of the expected ranges provided for the Lodging and Mountain segments, while possible, do not sum to the low end of the Resort Reported EBITDA range provided because we do not necessarily expect or assume that we will actually hit the low end of both ranges, as the actual Resort Reported EBITDA will depend on the actual mix of the Lodging and Mountain components.  Similarly, the high end of the ranges for the Lodging and Mountain segments do not sum to the high end of the Resort range.

(2)	Assumes that the Company will receive payment of the arbitration award relating to the termination of RockResorts’ Cheeca Lodge & Spa management agreement in fiscal 2008.

A reconciliation of the low and high ends of the forecasted guidance range given for net income excluding stock-based compensation for the Company's fiscal year ending July 31, 2008 is presented below.
	(In thousands)
	For the Year Ending
	July 31, 2008
	Low End Range	High End Range
Net income excluding stock-based compensation	$117,470	$127,450
Stock-based compensation expense, before benefit from income taxes	(9,000)	(9,000)
Adjustment for benefit from income taxes	3,530	3,550
Net income	$112,000	$122,000